                                                                    EXHIBIT 16.1

                        [ERNST & YOUNG LLP LETTERHEAD]


July 31, 1996

Securities and Exchange Commission
450 Fifth St, N.W.
Washington, D.C.  70549

Gentlemen:

We have read the disclosure which is to be included in the Form S-1 Registration Statement to be filed by ViewStar Corporation in connection with its Initial Public Offering. We are in agreement with the statements contained in the first sentence of the first paragraph, the statement that our appointment was terminated, the second paragraph and the third paragraph.

We have no basis to agree or disagree with other statements contained therein.


                                              Ernst & Young LLP